SARBANES-OXLEY CERTIFICATION

                      HSI Asset Loan Obligation Trust 2006-2
                         Mortgage Pass-Through Certificates
                                   Series 2006-2


          This Certification is being made pursuant to Section 3.05 and
Section 8.12 of the Pooling and Servicing Agreement dated as of December 1, 2006 (the "Pooling and Servicing Agreement") relating to the above-referenced Series, among HSI Asset Securitization Corporation, as depositor, Wells Fargo Bank, N.A. as custodian, CitiMortgage, Inc., as master servicer, Citibank, N.A., as securities administrator, and Deutsche Bank National Trust Company, as trustee. Capitalized terms used but not defined herein shall have the meanings assigned in the Pooling and Servicing Agreement.

          1. I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of HSI Asset Loan Obligation Trust 2006-2 (the "Exchange Act periodic reports");

          2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

          3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

          4. I am responsible for reviewing the activities performed by the master servicer and based on my knowledge and the compliance review conducted in preparing the servicer compliance statement required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the master servicer has fulfilled its obligations under the pooling and servicing agreement, in all material respects; and

          5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

      In giving the certifications above, I have reasonably relied on information provided to me by the following parties: Citibank, N.A., Countrywide Home Loans Servicing LP, Wells Fargo Bank, N.A., Wachovia Mortgage Corporation and HSBC Mortgage Corporation.

                                            CITIMORTGAGE, INC.
                                            as Master Servicer



                                         By: /s/    Tommy Harris
                                            ---------------------------
                                            Name:   Tommy Harris
                                            Title:  Master Servicing Division
                                                    Senior Vice President

                                            Date:  3/30/2007